UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 21, 2005
Date of Report (Date of earliest event reported)

PORTOLA PACKAGING, INC.
(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

898A Faulstich Court
San Jose, CA 95112
(Address of principal executive offices, including zip code)

(408) 453-8840
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 21, 2005, Portola Packaging, Inc. (“Portola”) entered into an amendment (the “Amendment”) to its existing Credit Agreement with General Electric Capital Corporation (“GECC”). The Amendment, among other things, effected the following revisions to the existing Credit Agreement:

•	The borrowing base calculation was revised to a trailing twelve (12) month restricted EBITDA times a leverage multiple of 2.5 less any outstanding Senior Indebtedness which excludes Senior Indebtedness evidenced by the Senior Notes and any guaranties thereof and excluding the Obligations. Previously, the borrowing base was calculated as various percentages of accounts receivable, inventory and fixed asset values.

•	Portola is required to maintain EBITDA for any twelve (12) month period ending on the last day of each fiscal month, commencing with the fiscal month ending May 31, 2005, of at least $17.5 million. Previously, Portola was required to maintain specified quarterly fixed charge coverage ratios.

•	Portola was previously required to maintain an aggregate borrowing availability of $2 million at all times. Pursuant to the Amendment, Portola is no longer required to maintain any such borrowing availability.

•	The Amendment increased the amount of investments Portola is able to make in certain specified subsidiaries from $6.7 million to $8.5 million.

Portola paid GECC a fee of $125,000 in connection with entering into the Amendment. A copy of the Amendment is attached to this Current Report on Form 8-K as exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

99.1	Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 21, 2005, by and between Portola and GECC

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.
Date: June 27, 2005	By:	/s/ Michael T. Morefield
Michael T. Morefield
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Seventh Amendment to Fourth Amended and Restated Credit Agreement, dated as of June 21, 2005, by and between Portola and GECC